Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“this Agreement”) is entered into by The Hillman Group, Inc. (“Hillman”) and Ali Fartaj (“Employee”).

In consideration of the mutual promises and conditions contained in this Agreement, Hillman and Employee agree as follows:

1. Resignation.    Employee hereby resigns from his positions as an officer and employee of Hillman, effective October 22, 2010.

2. Separation Package.    Hillman agrees to the following separation package:

a.

Provided Employee signs and delivers to Hillman this Agreement and does not revoke it pursuant to the provisions of section 5(b) below and provided Employee fulfills all obligations required of Employee pursuant to section 3 below, Hillman will continue Employee’s employment with his current compensation and benefits package through October 22, 2010; however, Hillman in its sole discretion may elect at any time during this period to terminate Employee’s job responsibilities but to continue Employee’s compensation and benefits through October 22, 2010.

b.

Provided Employee on October 22, 2010 signs and delivers to Hillman the Additional Release Agreement attached hereto as Attachment A (“the Additional Release Agreement”) and does not revoke it during the revocation period set forth in such agreement, and provided Employee fulfills all obligations required of Employee pursuant to section 3 below, Hillman will, within ten business days of the Effective Date of the Additional Release Agreement, pay to Employee a lump sum payment of Two Hundred Thousand Dollars ($200,000), which amount shall be subject to all withholdings and deductions required by law. Employee understands and agrees that this lump sum payment includes, and is in full settlement of, any and all amounts owed to Employee, including but not limited to: vacation pay; bonuses; severance; and any amounts Employee claims or could have claimed to be due under The Hillman Group, Inc. Employment Agreement executed by Hillman and Employee as of April 21, 2010 (a copy of which is attached hereto as Attachment B) (“the Employment Agreement”).

3. Employee’s Obligations.    Employee agrees to the following terms, which Employee acknowledges are material conditions to Hillman’s obligations under Section 2 above:

a.

Employee agrees that, through October 22, 2010, Employee will continue to provide to Hillman Employee’s normal duties, responsibilities, and functions as Senior Vice President of Operations. Employee agrees to cooperate fully with Hillman in bringing about a smooth transition of such duties, responsibilities, and functions to Employee’s successor(s).

b.

Employee agrees that the provisions of Section 6 (“Confidential Information”) of the Employment Agreement remain in full force and effect and that Employee’s obligations under those provisions survive and are not affected in any way by this Agreement or by the Additional Release Agreement.

c.

Employee and Hillman agree, subject to any obligations Employee or Hillman may have under applicable law, that they will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the other, or any of Hillman’s affiliated companies (including without limitation The Hillman Companies, Inc., Oak Hill Capital Partners, OHCP HM Acquisition Corp., Oak Hill Capital Partners III, L.P., and Oak Hill Management Partners III, L.P.) or any of their respective officers, directors, shareholders, employees, agents, or representatives. Hillman agrees that, if asked by a prospective employer of Employee, or by others, it will respond that Employee is eligible for rehire by Hillman. Employee and Hillman agree that any public relations or similar statement made or issued by Hillman about Employee will conform to the statement attached to this Separation Agreement as Attachment 1.

d.

Employee and Hillman agree that they will keep confidential the terms of this Agreement. Employee agrees that he will not disclose any of those terms to anyone other than Employee’s attorney, tax advisors, and spouse (who must agree to keep those terms confidential), except as required by law or legal process or as necessary to enforce the terms of this Agreement.

e.

Employee agrees that, for a period of two years after the Effective Date of the Additional Release Agreement, Employee will not, without prior written approval from the President of Hillman, directly or indirectly solicit any person who is an employee of Hillman to terminate his or her employment with Hillman.

f.

Employee agrees that Employee will reasonably cooperate with Hillman and its legal counsel in any and all pending and future administrative and judicial matters as to which Employee has or had any knowledge, information, or involvement. Hillman will reimburse Employee for Employee’s time and reasonable travel expenses incurred as a result of such litigation support.

4. Release and Waiver.    Employee, for and on behalf of Employee and Employee’s representatives, agents, next of kin, heirs, successors, and assigns, hereby releases and forever discharges Hillman and its affiliated companies (including without limitation The Hillman Companies, Inc., Oak Hill Capital Partners, OHCP HM Acquisition Corp., Oak Hill Capital Partners III, L.P., and Oak Hill Management Partners III, L.P.) and their respective officers, directors, shareholders, employees, agents, representatives, attorneys, successors, and assigns (“the Released Parties”) from any and all claims, causes of action, expenses including attorney fees, interest (statutory or common law), and liabilities of any kind whatsoever, whether known or unknown, or foreseen or unforeseen, which Employee had, now has, or may ever have against the Released Parties, or any of them, arising from any act, omission, or thing that occurred before the “Effective Date” of this Agreement, including, but not limited to: claims based on or arising out of Employee’s employment with Hillman or the termination of that employment; claims based on or arising out of the Employment Agreement; claims in tort, including without limitation, claims of libel, slander, defamation, or invasion of privacy; claims based on contract, express or implied; claims of promissory estoppel; claims of wrongful discharge or wrongful retaliation; claims for violation of federal, state, or local laws which prohibit discrimination on the basis of age, sex, race, ancestry, color, national origin, religion, disability, or genetic information (including without limitation claims arising under: the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex; the Americans with Disabilities Act, which prohibits discrimination in employment based on disabilities; the Employee Retirement Income Security Act, which deals with employee benefits and related matters; Ohio Revised Code Chapter 4112, which prohibits discrimination based on age, race, color, national origin, religion, sex, or disabilities; or any other federal, state, or local laws or regulations); and claims based on any other laws or court decisions affecting relations between employers and employees.

The parties agree that nothing in this Section releases any of Employee’s claims, rights, or obligations under: (1) the Stockholders Agreement among OHCP HM Acquisition Corp., Oak Hill Capital Partners III, L.P., Oak Hill Management Partners III, L.P. and certain Management Stockholders (including Employee) dated as of May 28, 2010 or (2) the Indemnity Escrow Agreement between OHCP HM Acquisition Corp. and certain Management Stockholders (including Employee) dated as of May 28, 2010.

Employee further agrees that Employee will not initiate or pursue any claims, actions, complaints, charges, or litigation against any of the Released Parties based on or arising out of any claim released herein. If Employee institutes any claim, charge, or action that has been released herein, or is a party to any such proceeding, Employee’s claims shall be dismissed, with prejudice, and Employee shall pay all attorney fees and costs incurred by any of the Released Parties as a result of any such action.

The parties recognize that nothing in this Section or in any other provision of this Agreement shall be construed to prevent Employee from filing or maintaining a charge of discrimination with the Equal Employment Opportunity Commission or any other state or local government agency responsible for enforcing federal, state, or local anti-discrimination laws. If such a proceeding is instituted or maintained by such an agency or by Employee, all of the covenants and waivers of Employee under this Agreement shall remain in full force and effect, and Employee shall not be entitled to (and hereby waives any right to) any relief specific to Employee, including but not limited to reinstatement, back pay, front pay, benefits, or any damages of any kind with respect to such charge, claim or action.

Employee understands that this Agreement resolves any and all claims, disputes, and causes of action that Employee may have against the Released Parties, or any of them, arising out of or in any way related to Employee’s employment with Hillman or the termination of that employment or claims arising out of or in any way related to the Employment Agreement.

5. OWBPA Requirements.    Employee acknowledges and agrees that the following Subsections a through d are included in this Agreement in accordance with the ADEA and the Older Workers Benefit Protection Act (“OWBPA”) and that this Agreement shall not become effective or enforceable until the revocation period in Subsection b has expired, provided that Employee does not revoke this Agreement during such period:

a.

Twenty-one (21) Days to Accept.    Employee acknowledges that Employee has been given a period of at least twenty-one (21) days after receipt of this Agreement to consider whether or not to sign and accept this Agreement. Employee hereby expressly waives Employee’s right to such period if Employee voluntarily signs this Agreement prior to the expiration of such period.

b.

Seven (7) Day Revocation.    Employee understands that Employee may revoke this Agreement at any time within seven (7) days after the date of Employee’s signing indicated below. Employee understands further that this Agreement shall not become effective or enforceable until the revocation period has expired. To revoke this Agreement, Employee must give written notice which is received by the President of Hillman prior to the expiration of the revocation period.

c.

Acknowledgments.    Employee acknowledges that Hillman has hereby advised Employee in writing to consult with an attorney of Employee’s own choosing prior to executing this Agreement. Employee also acknowledges in accordance with the OWBPA that the payments and other consideration set forth in Section 2 above are in addition to anything of value to which Employee is already entitled.

d.

“Effective Date”.    The “Effective Date” of this Agreement shall be the eighth (8th) day following its signing by Employee (after the expiration of the seven (7) day revocation period), provided that Employee does not revoke this Agreement during such period.

6. Choice of Law and Forum.    Hillman and Employee agree that this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio. In the event of any dispute between the parties relating in any way to the inducement, performance, breach, validity, interpretation, or enforcement of this Agreement or of any of the obligations hereunder, the parties agree that the exclusive jurisdiction and forum for any court action as to any such dispute shall be in the state or federal courts for Hamilton County, Ohio; and the parties further agree that such courts shall have personal jurisdiction over the parties and that the parties hereby waive any objections to such personal jurisdiction.

7. No Admission.    The parties acknowledge and agree that neither this Agreement nor the terms hereof nor any action to carry out this Agreement is or shall be construed as any admission of liability or wrongdoing by any party and each party specifically denies such liability or wrongdoing.

8. Entire Agreement.    This Agreement constitutes the complete and entire agreement of the parties with respect to the subject matter hereof. Any and all other promises, inducements, representations, warranties, or agreements with respect to the subject matter hereof have been superseded hereby and are not intended to survive this Agreement, except that Employee agrees that the provisions of Section 6 (“Confidential Information”) of the Employment Agreement remain in full force and effect and that Employee’s obligations under those provisions survive and are not affected in any way by this Agreement. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by Employee and the President of Hillman.

9. Acknowledgment of Understanding.    Employee acknowledges that Employee has read this Agreement in its entirety, that Employee understands the terms of this Agreement, and that Employee is executing this Agreement voluntarily and of Employee’s own free will.

/s/ Glen E. Hamann	/s/ Ali Fartaj			9/28/10
Witness to Employee	Ali Fartaj			Date

THE HILLMAN GROUP, INC.

/s/ Harold J. Wilder	By:	/s/ James P. Waters		9/27/10
Witness to Hillman				Date
		Printed Name:	James P. Waters
		Title:	CFO

Attachment 1

Hillman Announces Resignation Of Senior Vice President of Operations, Ali Fartaj

CINCINNATI, Sept. 15 /PRNewswire/ — The Hillman Companies, Inc. (the “Company” or “Hillman”), - The Hillman Companies, Inc. announced today that Ali Fartaj, Sr. Vice President of Operations has decided to resign from his position effective October 22, 2010 to pursue other interests. In the next several weeks we will be working with Mr. Fartaj to have a smooth transition of his responsibilities. Mr. Fartaj joined Hillman in his current capacity in January 2008.

“During his tenure, he has been instrumental in leading the Operations team through numerous operational improvements, including the implementation of LEAN principles, optimization of supply chain network and processes and incorporation of a higher level of discipline” said Max Hillman, CEO. “We certainly appreciate Ali’s significant contributions to Hillman and wish him the very best in his future endeavors.”

Hillman sells to hardware stores, home centers, pet suppliers, mass merchants, and other retail outlets principally in the U.S., Canada, Mexico, and South America. Their product line includes thousands of small parts such as fasteners and related hardware items, keys, key duplication systems, and identification items, such as tags, letters, numbers and signs. Services offered include design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.

For more information on the Company, please visit our website at http://www.hillmangroup.com or call investor relations at 800-800-4900 #2084